Exhibit 4.2

AMENDMENT NO. 1

TO

DEMAND PROMISSORY NOTE

Dated February 23, 2009

REFERENCE IS MADE TO THE DEMAND PROMISSORY NOTE (the “Note”) dated September 24, 2007 and effective as of August 10, 2007 by PREFERRED INVESTMENT SOLUTIONS CORP., a Delaware corporation (the “Maker”) to KENMAR GLOBAL TRUST, a Delaware business trust (the “Holder”).

Pursuant to the terms of the Note, any portion of the principal amount of the Note which has not been demanded by the Holder prior to August 31, 2009 shall be due and payable by the Maker, along with all accrued and unpaid interest thereon on August 31, 2009, unless Maker and Holder agree to an extension thereof.

By this Amendment No. 1, Maker and Holder agree to modify the terms of the Note such that portion of the principal amount of the Note which has not been demanded by the Holder prior to August 31, 2010 shall be due and payable by the Maker, along with all accrued and unpaid interest thereon on August 31, 2010, unless Maker and Holder agree to an extension thereof.

All other terms and provisions of the Note shall remain unchanged and in full force and effect.

This Amendment is made in the State of New York and shall be governed by and construed in accordance with the laws of said State, without regard to conflict of laws principles.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Maker and the Holder have executed this Amendment as of the date first written above.

PREFERRED INVESTMENT SOLUTIONS CORP.

By:	/s/ Kenneth A. Shewer
Name: Kenneth A. Shewer
Title: Chairman

KENMAR GLOBAL TRUST

By:	Preferred Investment Solutions Corp., its Managing Owner

By:	/s/ Marc S. Goodman
Name: Marc S. Goodman
Title: President

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